EXHIBIT 4.9

THIS WARRANT AND THE CAPITAL STOCK ISSUABLE HEREUNDER HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.  NEITHER THIS WARRANT NOR THE CAPITAL STOCK ISSUABLE HEREUNDER HAS BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR WITH ANY STATE SECURITIES COMMISSIONER AND, ACCORDINGLY, MAY NOT BE SOLD OR TRANSFERRED UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND QUALIFIED UNDER ALL APPLICABLE STATE SECURITIES LAWS, OR UNLESS EXEMPTIONS FROM SUCH REGISTRATION AND QUALIFICATION ARE AVAILABLE.

THE WARRANT PRICE SET FORTH HEREIN REFLECTS ANTI-DILUTION ADJUSTMENTS AS OF APRIL 1, 2004 PURSUANT TO SECTION 4 OF THE WARRANT.  THIS WARRANT SUPERSEDES ALL PREVIOUS COMMUNICATIONS, UNDERSTANDINGS AND AGREEMENTS, EITHER ORAL OR WRITTEN, BETWEEN THE COMPANY AND THE HOLDER WITH RESPECT TO THE WARRANT.

RAINING DATA CORPORATION
COMMON STOCK PURCHASE WARRANT

500,000 Shares of Common Stock	Originally issued on November 30, 2000 and as adjusted on April 1, 2003 and April 1, 2004
Irvine, California

Reference is hereby made to that certain Note and Warrant Purchase Agreement (the “Purchase Agreement”) by and between Raining Data Corporation, a Delaware corporation, formerly Omnis Technology Corporation (the “Company”) and Astoria Capital Partners, L.P., a California limited partnership (“Astoria”), the terms of which are incorporated by this reference.  The term “Holder” shall initially refer to Astoria, which is the initial holder of this Warrant and shall further refer to any subsequent permitted holder of this Warrant from time to time.

The Company hereby certifies that, for value received, Holder is entitled to purchase from the Company, on or before the Expiration Date (as defined below), up to Five Hundred Thousand (500,000) duly authorized, validly issued, fully paid and non-assessable shares of Common Stock of the Company, $0.10 par value (the “Stock”) under the terms and conditions set forth herein.  Capitalized terms used and not otherwise defined in this Common Stock Purchase Warrant (this “Warrant”) shall have the respective meanings assigned to them in the Purchase Agreement as the same may be supplemented, modified, amended, renewed or restated from time to time.

Section 1. Price and Exercise of Warrant.

1.1  Term of Warrant.  This Warrant shall be exercisable for a period of five (5) years after the date of original issuance (the expiration date for this Warrant is hereinafter referred to as the “Expiration Date”).

1.2  Warrant Price.  The price per share at which the shares of Stock are issuable upon exercise of this Warrant (the “Warrant Shares”) shall be Six Dollars and Twenty-Nine Cents ($6.29) per share (the “Warrant Price”) as adjusted hereunder.

1.3  Exercise of Warrant.

(a)  This Warrant may be exercised, in whole or in part, upon surrender to the Company at its then principal offices in the United States of the certificate or certificates evidencing this Warrant to be exercised, together with the form of election to exercise attached hereto as Exhibit A duly completed and executed, and upon payment to the Company of the aggregate Warrant Price for the number of Warrant Shares in respect of which this Warrant is then being exercised.

(b)  Payment of the aggregate Warrant Price may be made (i) in cash or by cashier’s or bank check or (ii) if the Stock is at the time traded on any national securities exchange or in any United States interdealer quotation system, by making a Cashless Exercise (as defined herein).  Upon a “Cashless Exercise” the Holder shall receive Stock on a net basis such that, without the payment of any funds, the Holder shall surrender this Warrant in exchange for the number of shares of Stock equal to the product of (i) the number of shares of Stock as to which this Warrant is being exercised, multiplied by (ii) a fraction, the numerator of which is the per share closing price of such Stock as of the close of trading on the last trading day prior to the date of the Cashless Exercise (or, if no such closing price is reported for such day, the mean between the closing bid and the closing asked prices on the principal national securities exchange or in the principal United States interdealer quotation system on which the Stock is traded)(“Trading Price”) less the then Warrant Price, and the denominator of which is said Trading Price.

(c)  Subject to Section 2 hereof, upon surrender of this Warrant, and the duly completed and executed form of election to exercise, and payment of the Warrant Price in cash or pursuant to the Cashless Exercise, the Company shall cause to be issued and delivered to the Holder or such other person as the Holder may designate in writing hereunder a certificate or certificates for the number of full shares of Stock so purchased upon the exercise of this Warrant.  Such certificate or certificates shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Shares as of the date of the surrender of this Warrant, and the duly completed and executed form of election to exercise, and payment of the Warrant Price; provided however, that if, the date of surrender of this Warrant and payment of the Warrant Price is not a business day, the certificates for the Warrant Shares shall be issued as of the next business day (whether before or after the Expiration Date), and, until such date, the Company shall be under no duty to cause to be delivered any certificate for such Warrant Shares or for shares of such other class of stock.

1.4  Fractional Interests.  The Company shall not be required to issue fractions of shares of Stock on the exercise of this Warrant.  If any fraction of a share of Stock would be issuable upon the exercise of this Warrant (or any portion thereof), the Company shall purchase such fraction for an amount in cash equal to the same fraction of the last reported closing price of the Stock on the NASDAQ National Market System or any other national securities exchange or market on which the Stock is then listed or traded, and if not so listed or traded, at the then fair market value of a single share of Stock as determined in good faith by the Board of Directors of the Company, which determination shall be binding and conclusive.

Section 2. Exchange and Transfer of Warrant and Warrant Shares.

(a)  This Warrant and the Warrant Shares have not been registered under any securities laws and shall be subject to the rights, restrictions, limitations, representations, warranties and covenants set forth in the Purchase Agreement at all times.  In connection therewith this Warrant hereby does bear and any stock certificates issued pursuant to the exercise of this Warrant or any substitute therefor shall bear the legends described in the Purchase Agreement.

(b)  This Warrant may be transferred, in whole or in part, without restriction, subject to receipt of an opinion from Wilson, Sonsini, Goodrich & Rosati or any other law firm satisfactory to the Company that such transfer will not require registration or qualification under applicable securities laws (or such registration or qualification has been effected) and as otherwise provided in the Purchase Agreement.  A transfer may be registered with the Company by submission to it of this Warrant, together with the annexed Assignment Form attached hereto as Exhibit B duly completed and executed.  After the receipt by the Company of this Warrant and the Assignment Form so completed and executed and after compliance with all conditions hereunder, the Company will issue and deliver to the transferee a new warrant (representing the portion of this Warrant so transferred) at the same Warrant Price per share and otherwise having the same terms and provisions as this Warrant, which the Company will register in the new holder’s name.  In the event of a partial transfer of this Warrant, the Company shall concurrently issue and deliver to the transferring holder a new warrant that entitles the transferring holder to purchase the balance of this Warrant not so transferred and that otherwise is upon the same terms and conditions as this Warrant.  Upon the due delivery of this Warrant for transfer, the transferee holder shall be deemed for all purposes to have become the holder of the portion of this Warrant so transferred, effective immediately prior to the close of business on the date of such delivery, irrespective of the date of actual delivery of the new warrant representing this Warrant so transferred.

(c)  In the event of the loss, theft or destruction of this Warrant, the Company shall execute and deliver an identical new warrant to the Holder in substitution therefor upon the Company’s receipt of (i) evidence reasonably satisfactory to the Company of such event and (ii) if requested by the Company, an indemnity agreement reasonably satisfactory in form and substance to the Company.  In the event of the mutilation of or other damage to this Warrant, the Company shall execute and deliver an identical new warrant to the Holder in substitution therefor upon the Company’s receipt of the mutilated or damaged warrant.

(d)  The Company shall pay all costs and expenses incurred in connection with the exercise, exchange, transfer or replacement of this Warrant, including, without limitation, the costs of preparation, execution and delivery of a new warrant and of stock certificates representing all Warrant Shares for which the Warrant is being exercised; provided, that the Holder shall pay all taxes payable in connection with the exercise or transfer or replacement of this Warrant and any transfer or disposition of the Warrant Shares.

Section 3. Certain Covenants.

The Company covenants that during the period this Warrant is exercisable in accordance with its terms, the Company will (i) reserve from its authorized and unissued Stock, a sufficient number of shares to provide for the issuance of Stock upon exercise of this Warrant or (ii) if at any time the number of authorized but unissued shares of Stock shall not be sufficient to effect the exercise of this Warrant in full, in addition to such other remedies as shall be available to the Holder, the Company will use its best efforts to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Stock to such number of shares as shall be sufficient for such purposes; subject to applicable securities laws and the limitations set forth in the Purchase Agreement.  The Company will not, by amendment of its Certificate of Incorporation or otherwise, avoid or seek to avoid the observance or performance of any of the terms of this Warrant.

Section 4. Adjustment of Warrant Price and Number of Warrant Shares.

The Warrant Price per share and the number and kind of securities purchasable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the occurrence of certain events, as hereinafter provided.

(a)  In case the Company shall after the date hereof (i) pay a dividend or make a distribution on its Stock in shares of its Stock, (ii) engage in a stock split or reverse stock split or combination of its outstanding Stock, or (iii) issue any shares by reclassification of its Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation) without receipt of consideration, the Warrant Price for the Shares in effect at the time of such event shall be proportionally adjusted as herein provided so that the Holder, upon exercise of this Warrant after such date, shall be entitled to receive the aggregate number and kind of shares of Stock which, if this Warrant had been exercised immediately prior to such transaction date, it would have owned upon such exercise and been entitled to receive upon such dividend, distribution, stock split or reverse stock split, combination or reclassification.

(b)  Whenever the Warrant Price payable upon exercise of this Warrant is adjusted pursuant to Section 4(a) hereof, the number of Warrant Shares purchasable upon exercise of this Warrant shall simultaneously be adjusted by multiplying the number of Warrant Shares issuable upon exercise of this Warrant immediately before the event that caused the adjustment by the Warrant Price in effect as of the date of this Warrant and dividing the product so obtained by the Warrant Price, as adjusted.

(c)  No adjustment in the Warrant Price shall be required unless such adjustment would require an increase or decrease of at least 0.75% in such price; provided however that any such adjustments not required to be made in this Subsection shall be carried forward and taken into account in any subsequent adjustment.  For these purposes all calculations under this Section 4 shall be made to the nearest cent or to the nearest one-thousandth of a share, as the case may be.

(d)  Whenever the Warrant Price and number of Warrant Shares is adjusted hereunder, as herein provided, the Company shall promptly cause a notice setting forth the adjusted Warrant Price and adjusted number of shares issuable upon exercise of this Warrant to be mailed to the Holder.  The certificate setting forth the computation shall be signed by the Chief Financial Officer of the Company.

(e)  In the event that at any time, as a result of any adjustment made pursuant to the foregoing Section 4(a), the holder of this Warrant thereafter shall become entitled to receive any shares of the capital stock of the Company, other than Stock, thereafter the number of such other shares so receivable upon exercise of this Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Stock contained in Section 4(a).  Subject to the foregoing exception, no adjustment shall be made hereunder for (i) any dividend or distribution or other transaction by the Company in any class of its preferred stock; or (ii) any changes occurring on account of the issuance of capital stock of the Company at any time upon the exercise of any stock options, rights or warrants or upon the conversion of any convertible securities or debt (whether existence on or after the date of this Warrant) or other issuance of capital stock of the Company in a private or public offering for consideration.

(f)  In the event that during the Term hereof the Company shall issue additional shares of its Common Stock for a consideration per share (“Issue Price”) less than the then applicable Warrant Price as adjusted hereunder, then and in each such case the then existing Warrant Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Warrant Price by a fraction (i) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the aggregate consideration received (as defined below) by the Company for the total number of additional shares of Common Stock so issued would purchase at such Warrant Price and (ii) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale plus the total number of additional shares of Common Stock so issued.  For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock actually outstanding and (B) the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible securities on the day immediately preceding the given date.  For these purposes no adjustment shall be made for (i) any transaction otherwise governed by this Section 4 or by Section 5 hereunder; (ii) any dividend or distribution or other transaction by the Company in any class of its preferred stock; (iii) any issuance of capital stock of the Company at any time upon the exercise of any stock options, rights or warrants by any employee or independent contractor or other service provider, licensor, vendor or lender of the Company; or (iv) the Merger as defined in the Purchase Agreement.  For the purpose of making any adjustment required under this Section 4(f), the consideration received by the Company for any issue or sale of Common Stock shall (A) to the extent it consists of cash, be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale but without deduction of any expenses payable by the Company, and (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors.

Section 5. Consolidation, Merger or Sale of Assets.

(a)  In case of any consolidation of the Company with, or merger of the Company with or into any other entity (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Stock), or any sale or transfer of all or substantially all of the assets of the Company or of the entity formed by such consolidation or resulting from such merger or which acquires such assets, as the case may be, after the date hereof, the Holder shall have the right thereafter to exercise this Warrant for the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Stock for which this Warrant may have been exercised immediately prior to such consolidation, merger, sale or transfer, assuming (i) such holder of Stock is not a person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be (“Constituent Person”), or an Affiliate of a Constituent Person and (ii) in the case of a consolidation, merger, sale or transfer which includes an election as to the consideration to be received by the holders, such holder of Stock failed to exercise its rights of election as to the kind or amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer (provided however that if the kind or amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer is not the same for each share of Stock held immediately prior to such consolidation, merger, sale or transfer by other than a Constituent Person or an Affiliate thereof and in respect of which such rights of election shall not have been exercised (“Non-Electing Share”), then for the purposes of this Section the kind and amount of securities, cash, and other property receivable upon such consolidation, merger, sale or transfer by each Non-Electing Share shall be deemed to be the kind and amount so receivable per share by a plurality of the Non-Electing Shares).  For purposes of this Section 5, “Affiliate” shall have the meaning given to such term in Rule 12b-2 promulgated under the Securities and Exchange Act of 1934, as amended (the “1934 Act”).

(b)  Adjustments for events subsequent to the effective date of such a consolidation, merger and sale of assets shall be as nearly equivalent as may be practicable to the adjustments provided for in this Warrant.  In any such event, the Company shall exercise its best efforts to have effective provisions made in the certificate or articles of incorporation of the resulting or surviving corporation, in any contract of sale, conveyance, lease or transfer, or otherwise so that the provisions set forth herein for the protection of the rights of the Holder shall thereafter continue to be applicable; and any such resulting or surviving corporation shall expressly assume the obligation to deliver, upon exercise, such shares of stock, other securities, cash and property.  The provisions of this Section 5 shall similarly apply to successive consolidations, mergers, sales, leases or transfers.

Section 6. Registration Rights.

(a)  Piggyback Registration.  If the Company proposes to register any of its securities at any time after the date hereof, the Company shall notify the Holder in writing at least thirty (30) days prior to filing any such registration statement under the Securities Act or 1933, as amended (the “Securities Act”), for purposes of effecting a public offering of securities of the Company (excluding registration statements relating to any employee benefit plan or a corporate reorganization, including securities issued by the Company in an acquisition transaction).  The Holder shall have the right to include in such registration statement all or any part of the Holder’s Warrant Shares or other securities into which the Warrant Shares have been or may be converted (“Registrable Securities”).  If the Holder elects to include in any such registration statement all or any part of the Holder’s Registrable Securities, then the Holder shall, within twenty (20) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities the Holder wishes to include in such registration statement.  If the Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, the Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company on or before the date set forth above with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(b)  Underwriting.  If a registration statement under which the Company gives notice under this Section is for an underwritten offering, then the Company shall so advise the Holder.  In such event, the right of the Holder to include its Registrable Securities in a registration pursuant to this Section shall be conditioned upon the Holder’s participation in such underwriting and the inclusion of the Holder’s Registrable Securities in the underwriting to the extent provided herein.  The Holder shall enter into an underwriting agreement in customary form with the managing underwriter or underwriter(s) selected for such underwriting.  Notwithstanding any other provision of this Agreement, if the managing underwriter determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares (including Registrable Securities) from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first, to the Company, and second, to the Holder.  The Holder may elect to withdraw from any offering by written notice to the Company and the underwriter, delivered at least twenty (20) days prior to the effective date of the registration statement.  Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(c)  Expenses.  All expenses incurred in connection with a registration pursuant to this Section (excluding underwriters’ and brokers’ discounts and commissions; and the fees and disbursements of special counsel for the Holder), including, without limitation all federal registration and qualification fees, “blue sky” registration and qualification fees for up to five (5) states, printers’ and accounting fees, fees and disbursements of counsel for the Company shall be borne by the Company.

(d)  Indemnification.  In the event any Registrable Securities are included in a registration statement pursuant hereto:

(1)  By the Company.  To the extent permitted by law, the Company will indemnify and hold harmless the Holder, the partners, officers and directors of the Holder, any underwriter (as defined in the Securities Act) for Holder and each person, if any, who controls the Holder or underwriter within the meaning of the Securities Act or the 1934 Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the l934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, “Violations” and, individually, a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the 1934 Act, any federal or state securities law or any rule or regulation promulgated under the Securities Act, the 1934 Act or any federal or state securities law in connection with the offering covered by such registration statement; and the Company will reimburse the Holder, each partner, officer or director, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this subsection shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, underwriter or controlling person of the Holder.

(2)  By the Holder.  To the extent permitted by law, the Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, or underwriter may become subject under the Securities Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by the Holder expressly for use in connection with such registration; and the Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, or underwriter in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this subsection shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further, that the total amounts payable in indemnity by the Holder under this Section in respect of any Violation shall not exceed the net proceeds received by the Holder in the registered offering out of which such Violation arises.

(3)  Notice.  Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding.  The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section.

(4)  Defect Eliminated in Final Prospectus.  The foregoing indemnity agreements of the Company and the Holder are subject to the condition that, insofar as they relate to any Violation made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the registration statement in question becomes effective or the amended prospectus filed with the SEC pursuant to SEC Rule 424(b) (the “Final Prospectus”), such indemnity agreement shall not inure to the benefit of any person if a copy of the Final Prospectus was furnished to the indemnified party and was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act.

(e)  “Market Stand-Off” Agreements.

(i)  Notwithstanding any contrary provision in the Purchase Agreement or this Warrant, the Holder agrees that such Holder shall not (A) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, this Warrant or any shares of Stock issuable under this Warrant or any securities convertible into or exercisable or exchangeable for this Warrant or such Stock, or (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of this Warrant or such Stock or any securities convertible into or exercisable or exchangeable for this Warrant or such Stock, whether any such transaction is to be settled by delivery of Stock or such other securities, in cash or otherwise, without the prior written consent of the Company during the period beginning on the Effective Date of this Warrant and ending on March 31, 2001.

(ii)  The Holder hereby further agrees that it shall not, to the extent Registrable Securities are not included in any registration statements and if requested by the Company or an underwriter of securities of the Company, sell or otherwise transfer or dispose of any Warrant Shares or securities into which they have been or may be converted (other than to donees or partners of the Holder who agree to be similarly bound and further subject to the prior written consent of the Company, which shall not be unreasonably withheld) for up to one hundred eighty

(180) days following the effective date of a registration statement of the Company filed under the Securities Act for a firm commitment underwritten offering of newly-issued common stock of the Company; provided, however, that all executive officers, directors and 1% shareholders of the Company then holding Common Stock of the Company enter into similar agreements.  In order to enforce the foregoing covenant, the Company shall have the right to place restrictive legends on the certificates representing the shares subject to this Section and to impose stop transfer instructions with respect to the Warrant Securities (and the Warrant Shares of every other person subject to the foregoing restriction) until the end of such period.

Section 7. Limitations on Rights and Obligations of the Warrant Holder.

This Warrant shall not entitle the Holder to any voting rights or dividends or any other rights of a stockholder in the Company.

Section 8. Capital Transactions.

Neither the grant of this Warrant nor the issuance of Warrant Shares nor any other provision of this Warrant shall in any manner limit or affect the right of the Company to adjust, reclassify, recapitalize, restructure, reorganize or otherwise change its capital or business structure or issue options or warrants or other rights to its securities or to merge, consolidate, dissolve, liquidate or sell or transfer or otherwise dispose of all or any part of its stock, business or assets at any time.

Section 9. Notices.

Any notice or other communication or payment required or permitted hereunder shall made pursuant to the notice provisions set forth in the Purchase Agreement.

Section 10. Amendments and Waivers.

This Warrant and any provision hereof may be modified, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such modification, waiver, discharge or termination is sought.

Section 11. Applicable Law.

This Warrant is being delivered in and shall be construed in accordance with the laws of the State of California, without regard to conflicts of laws principles.

Section 12. Severability.

If any provision of this Warrant shall be judicially determined to be invalid, illegal or unenforceable by a court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any manner be affected or impaired and shall remain in full force and effect.

Section 13. Interpretation.

Sections and section headings contained in this Warrant are for reference purposes only, and shall not affect in any manner the meaning of interpretation of this Warrant.  Whenever the context requires, references to the singular shall include the plural and the plural the singular and any gender shall include any other gender.  The parties acknowledge that each party has reviewed this Warrant, and no provision of this Warrant shall be interpreted for or against any party because such party or its representative drafted such provision.

Section 14. Successors and Assigns.

Except as otherwise expressly provided herein and subject to any restrictions on transfer under applicable securities laws, the provisions hereof shall inure to the benefit of and be binding upon each of the parties; the successors and assigns of the Company; and the heirs, devisees, executors, administrators, representatives, successors and assigns of Holder.

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed on the day and year first above written.

COMPANY:

RAINING DATA CORPORATION, a Delaware corporation F/K/A OMNIS TECHNOLOGY CORPORATION, a Delaware corporation

By:	/s/ Brian C. Bezdek
Name:	Brian C. Bezdek
Title:	Chief Financial Officer
Address:	17500 Cartwright Road Irvine, CA 92614

EXHIBIT A

To:          Raining Data Corporation

ELECTION TO EXERCISE

The undersigned hereby exercises its right to subscribe for and purchase from Raining Data Corporation                                                 fully paid, validly issued and nonassessable shares of Common Stock covered by the within Warrant and tenders payment herewith in the amount of $                  in accordance with and subject to the terms thereof, and requests that certificates for such shares be issued in the name of, and delivered to:

The undersigned hereby reaffirms the representations, warranties and covenants set forth in Section 3 of the Note and Warrant Purchase Agreement by and between Raining Data Corporation, a Delaware corporation and Astoria Capital Partners, L.P., a California limited partnership, as of the date hereof.

Date:	[Holder]

By
Name:
Title:

EXHIBIT B

ASSIGNMENT FORM

To:          Raining Data Corporation

The undersigned hereby assigns and transfers this Warrant to

(Insert assignee’s social security or tax identification number)

(Print or type assignee’s name, address and postal code)

and irrevocably appoints

to transfer this Warrant on the books of the Company.

Date:	[Holder]

By
Name:
Title:

(Sign exactly as your name appears on the face of this Warrant)

Signature guarantee: